PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 25, 2000)

9,200,000 Securities

AES TRUST VII

$3.00 Trust Convertible Preferred Securities ("Preferred Securities")

(Liquidation amount $50 per security) fully and unconditionally guaranteed by and convertible into Common Stock of

THE AES CORPORATION

     AES Trust VII, a statutory business trust created under the laws of the state of Delaware, issued and sold 9,200,000 $3.00 Trust Convertible Preferred Securities ("Preferred Securities"), liquidation preference $50 per security in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We filed a registration statement (Registration No. 333-40870) on August 24, 2000 ("Registration Statement"), in order to permit the holders of the Preferred Securities to resell their Preferred Securities in offerings registered with the Securities and Exchange Commission. On pages 57 through 59 of the Registration Statement, there is a table that lists:

        (i) each person selling Preferred Securities in connection with the prospectus (the "Selling Holders"); and

       (ii) the number of Preferred Securities beneficially owned by each such Selling Holder.

This prospectus supplement, which provides supplemental information to that Registration Statement, adds certain additional information to the list of Selling Holders:

        1) Bankers Trust Company Trustee for Daimler Chrysler Corp Emp#1 Pension Plan dtd 4/1/89 is added as a Selling Holder that owns 58,000 Preferred Securities

        2) State Street Bank Custodian for GE Pension Trust is added as a Selling Holder that owns 28,500 Preferred Securities

        3) Franklin and Marshall College is added as a Selling Holder that owns 4,000 Preferred Securities

        4) Penn Treaty Network America Insurance Company is added as a Selling Holder 4,500 Preferred Securities

        5) Deutsche Bank Securities, Inc. is added as a Selling Holder that owns 125,000 Preferred Securities

        6) Physicians Life is added as a Selling Holder that owns 13,677 Preferred Securities

        7) Arkansas Teachers Retirement is added as a Selling Holder that owns 128,889 Preferred Securities

        8) San Diego County Convertible is added as a Selling Holder that owns 84,663 Preferred Securities

        10) Boston Museum of Fine Arts is added as a Selling Holder that owns 3,833 Preferred Securities

        11) Engineers Joint Pension Fund is added as a Selling Holder that owns 17,473 Preferred Securities

        12) Wake Forest University is added as a Selling Holder that owns 30,114 Preferred Securities

        13) Nicholas Applegate Convertible Fund is added as a Selling Holder that owns 51,571 Preferred Securities

        14) Babtist Health of South Florida is added as a Selling Holders that owns 7,578 Preferred Securities


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        15) Pilgrim Convertible Fund is added as a Selling Holder that owns
207,668 Preferred Securities

        16) Wyoming State Treasurer is added a Selling Holder that owns 34,126 Preferred Securities

        17) Writers Guild is added as a Selling Holder that owns 10,827 Preferred Securities

        18) Champion International Convertible is added as a Selling Holder that owns 22,772 Preferred Securities

        19) Screen Actors Pension is added as a Selling Holder that owns 16,776 Preferred Securities

        20) San Diego City Retirement is added as a Selling Holder that owns 35,033 Preferred Securities


     None of such Selling Holders has a material relationship with AES Trust VII or The AES Corporation except as we have described in the accompanying prospectus.






THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 28, 2000



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